EXHIBIT 99.1

                         MAURICE A. GAUTHIER ELECTED
                    TO VSE CORPORATION BOARD OF DIRECTORS

       Alexandria, Virginia (February 25, 2009) - VSE Corporation
(NASDAQ GS: VSEC) announced today that its Board of Directors has elected Maurice A. Gauthier as a member of the Board of Directors and as a nominee for reelection at the annual meeting of VSE's stockholders scheduled to occur on May 5, 2009. In April 2008, Mr. Gauthier joined VSE and was appointed
Chief Executive Officer, President and Chief Operating Officer of the company.

       Prior to joining VSE, Mr. Gauthier completed a distinguished military career of over 28 years of service, retiring in 1997 as a Navy Captain and board certified Department of Defense Major Program Manager for the Naval Sea Systems Command Foreign Military Sales (FMS) program and the San Antonio Landing Platform Dock (LPD 17) Class Shipbuilding Program. Mr. Gauthier worked for VSE from October 1997 through February 1999 as Vice President and Chief Technology Officer, and as its Director of Strategic Planning and Business Development, before joining the Nichols Research Corporation Navy Group as its President. With the acquisition of Nichols Research Corporation by Computer Sciences Corporation (CSC) in 1999, Mr. Gauthier served as Vice President of CSC's Advanced Marine Center. His most recent assignment with CSC was as Vice President and General Manager of CSC's Navy and Marine Corps Business Unit where he was responsible for the overall leadership and financial performance of a 2,500-person organization providing systems engineering, technical, information technology and telecommunications support to U.S. Navy and Marine Corps customers.

About VSE Corporation
	VSE marks its 50th year as a government contractor in 2009. Established in 1959, VSE is a diversified professional services company providing engineering and consulting services, systems integration, infrastructure support, and information technology management and solutions, principally to agencies of the United States Government and other government prime contractors at locations across the United States and around the world. For additional information on VSE services and products, please see the company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Marketing, at (703) 329-3206.

Safe Harbor
       This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

       VSE News Contact: Craig Weber -- (703) 329-4770.

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